EXHIBIT 11

                   INDEPENDENCE HOLDING COMPANY
                 Computation of Per Share Earnings
             (In Thousands, Except Per Share Amounts)

                                        Year Ended December 31,
                                      1999       1998       1997
                                    ----------------------------
INCOME:
  Net income......................$ 10,404   $ 11,057   $ 11,187
                                    ======     ======     ======
SHARES:
  Weighted average common
    shares outstanding............   7,254      7,415      7,431
                                    ======     ======     ======
BASIC INCOME PER SHARE:
 Net income per share.............$   1.43   $   1.49   $   1.51
                                    ======     ======     ======
DILUTED EARNINGS PER SHARE (A)
 USE OF PROCEEDS:
  Assumed exercise of options.....$  3,014   $  2,474   $  2,512
  Tax benefit from exercise
   of options.....................     433        852        388
  Repurchase of treasury stock at
   average market price of $11.91,
   $13.48 and $9.67, respectively.  (3,447)    (3,326)    (2,900)
                                   -------    -------     ------
  Assumed balance to be invested..$      -   $      -   $      -
                                   =======    =======     ======
SHARES:
 Weighted average shares
  outstanding.....................   7,254      7,415      7,431
 Shares assumed issued for
  options.........................     360        370        378
 Treasury stock assumed
  purchased.......................    (289)      (247)      (300)
                                   -------    -------    -------
 Adjusted average shares
  outstanding.....................   7,325      7,538      7,509
                                   =======    =======    =======
DILUTED INCOME PER SHARE:
 Net income per share.............$   1.42   $   1.47   $   1.49
                                   =======    =======    =======

(A) Warrants were not assumed to be exercised as the effect would have been anti-dilutive.